                                                                 EXHIBIT 2.3

                           SECOND AMENDMENT AGREEMENT

     THIS SECOND AMENDMENT AGREEMENT ("Second Amendment") is entered into as of November 17, 1995, by and among MIDLANTIC CORPORATION ("MC"), a New jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818, PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265, and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation and a wholly owned subsidiary of PNC, having its principal executive office at 222 Delaware Avenue, Wilmington, Delaware 19899.

                                   WITNESSETH

     WHEREAS, MC, PNC and Bancorp previously have entered into an Agreement and Plan or Reorganization dated as of July 10, 1995, and amended as of August 16, 1995 (as amended, the "Reorganization Agreement"); and

     WHEREAS, MC, PNC and Bancorp wish to further amend the Reorganization Agreement in certain respects;

     NOW, THEREFORE, MC, PNC and Bancorp agree as follows:

     1.  Section 4.8 of the Reorganization Agreement is amended by:

         (a) Changing the location of the Closing from the executive offices of PNC to the offices of Arnold & Porter at 399 Park Avenue, New York, New York 10022-4690; and

         (b) Specifying December 29, 1995, as the Closing Date, it being the intention of the parties that December 31, 1995, will be the Effective Date specified in the respective certificates of merger to be delivered to the New Jersey and Delaware Secretaries of State.

     2. From the date hereof, this Second Amendment shall be read and construed along with the Reorganization Agreement and such agreement shall, along with all the terms, covenants and conditions thereof, be and continue to be in full force and effect, save as hereby amended.

     3. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     4. This Second Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Second Amendment to be executed in counterparts by their duly authorized officers thereunto duly authorized, all as of the day and year first above written.


PNC BANK CORP.

By: /s/ WALTER E. GREGG, JR.
    -----------------------
    Walter E. Gregg, Jr.
    Executive Vice President


PNC BANCORP, INC.

By: /s/ WALTER E. GREGG, JR.
    ------------------------
    Walter E. Gregg, Jr.
    Executive Vice President


MIDLANTIC CORPORATION

By: /s/ HOWARD I. ATKINS
    ------------------------
    Howard I. Atkins
    Executive Vice President and
    Chief Financial Officer